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                                                                   Exhibit 23.02


CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-84119 on Form S-3, of Adelphia Communications Corporation, of our report, dated March 19, 1999, relating to the consolidated balance sheets of FrontierVision Partners, L.P. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, partners' deficit and cash flows for each of the years in the three year period ended December 31, 1998, which report appears in the September 9, 1999 Current Report on Form 8-K of Adelphia Communications Corporation which is incorporated by reference herein and to the reference to our firm under the heading "Experts" in the registration statement.


/s/ KPMG LLP

Denver, Colorado

September 28, 1999